Exhibit 10.1

ACTIVE POWER, INC.

2015 Management Incentive Plan

1.	THE PLAN

1.1                 Objectives.  The Management Incentive Plan (“MIP”) of Active Power, Inc., a Delaware corporation (the “Company”), is designed to provide each Participant with financial incentives based upon Company financial results, measured in terms of Bookings, Adjusted EBITDA and Operating Cash Flow. The MIP is an annual bonus plan based on the Company’s fiscal performance in 2015. Capitalized terms not otherwise defined have the meanings assigned in Section 4.

1.2                 Plan Supersedes All Prior Short-Term Incentive Compensation Programs for Participants.  This MIP supersedes and replaces all prior cash incentive compensation programs for all Participants.

2.	ELIGIBILITY

The individuals listed on the attached Schedule 1 (as may be updated from time to time as permitted by this Section 2.1, the  “Participants”) are each eligible to be a Participant in the MIP.  The Committee, in its business discretion, may subjectively decide to add or remove executive officers of the Company as Participants in the MIP, after consideration of the recommendations of the Company’s Chief Executive Officer.  The Company’s Chief Executive Officer, in his business discretion, may subjectively decide to add any full time employees that are not executive officers of the Company as Participants in the MIP.

Participants must be employed by the Company before the beginning of the Company’s fourth fiscal quarter in order to be eligible for a payout under the MIP based on that fiscal year’s performance.  No amounts will be deemed earned or payable under the MIP by any Participant whose employment with the Company commences on or after the fourth fiscal quarter of the fiscal year.  Subject to the immediately preceding sentence, eligible Participants that were not employed for the entire fiscal year will receive a pro rata MIP payout.  In addition, a Participant deemed to be eligible for a payout in accordance with the provisions of the MIP for a given fiscal year must be employed on the day of a bonus payout under this MIP in order to be eligible for any payout.

3.	MIP Payouts

3.1                 Payout Calculation.  Subject to the sole discretion of the plan administrator to make adjustments, MIP payouts are based on each Participant’s base salary, target bonus percentage, and Company performance multiplier, calculated as follows:

Base salary	X	Participant’s target bonus %	X	Company Performance multiplier	=	Participant’s payout

The administrator of the MIP has the sole discretion and authority to change the payout calculation, the performance metrics and to increase or decrease the amount of the payout under the MIP.

2015 Management Incentive Plan
Approved February 12, 2015

3.2                Company Performance Multiplier Calculation.  The Company performance multiplier is based on the Company’s performance for three financial metrics – Bookings, Adjusted EBITDA, and Operating Cash Flow.  Based on the Company’s performance, the Company performance multiplier could range from 0% (in which case there would be no payout under the MIP) up to 200%.  The Company Performance multiplier is equally weighted among each of the three financial metrics.  The portion of the payout attributed to a metric will be 0% if the minimum threshold for that metric is not met.  If the applicable minimum threshold is met, the 1/3 portion of the payout attributable to a metric will range from 25% to 200%, based on Company performance.  However, if the Adjusted EBITDA minimum threshold is not met and the Bookings minimum threshold is met, the payout for the Bookings metric will be a straight-line calculation up to a cap of 150%.  Subject to the limitation in the immediately preceding sentence, if the minimum threshold is met the multiplier for a metric rises pro rata incrementally based on actual Company performance in each of the Bookings, Adjusted EBITDA, and Operating Cash Flow financial metrics subject to upper limit caps, all as shown in the chart below:

		Company performance multiplier (3)				% of Plan Target (2)
Financial Metric	Weighting	Threshold	Plan	Cap		Minimum Threshold	Plan	Upside

Bookings	1/3	25%	50%	150% or 200	% (1)	90%	100%	120%
Adjusted EBITDA	1/3	25%	50%	200%		80%	100%	150%
Operating Cash Flow	1/3	25%	50%	200%		80%	100%	150%

Notes:
1.  If the Adjusted EBITDA minimum threshold is not met and the Bookings minimum threshold is met, the Bookings multiplier will be a straight-line calculation up to 150%.
2. Targets are set excluding the financial bonus accrual.  Actual performance will be measured by excluding the amount of bonus accrual in order to determine performance achieved.
3. Each multiplier is capped at 200% (or 150% for Bookings if the Adjusted EBITDA minimum threshold is not met) if actual performance exceeds the upside.

For clarification, if none of the financial metric thresholds are met, no amounts will be payable under the MIP for the fiscal year.

4.	DEFINITIONS

“Adjusted EBITDA” – means net loss before impairment of long-lived assets, depreciation, interest, and non-cash stock based compensation, but shall be as determined by the Company, in its sole discretion, with the assistance of its accountants.

“Bookings” – means anticipated revenue from (a) unfulfilled product orders and (b) from service work not yet performed under signed contracts, in each case, that the Company believes to be firm and that are received or signed, as applicable, after December 31, 2014, and before January 1, 2016, as determined by the Company in its sole discretion.  For clarification, it is understood that “Bookings” will not include revenue relating to any equipment or services the delivery of which has been cancelled by the customer.

“Committee” – means the Compensation Committee of the Company’s Board of Directors or such other committee as may from time to time succeed or perform the functions of that Committee.

“Operating Cash Flow” – means the Company’s “Net cash used in operating activities” for fiscal 2015, as determined by the Company, in its sole discretion, with the assistance of its accountants.

5.	OTHER CONDITIONS

5.1                 No Assignment of Awards.  Payouts under this MIP may not be sold, assigned or otherwise transferred before they are received by the Participant.

5.2                 No Right of Employment.  Neither the MIP nor any action taken under the MIP shall be construed, expressly or by implication, as either giving to any Participant the right to be retained in the employ of the Company or any affiliate, or altering or limiting the employment-at-will relationship between the Company and any Participant.

5.3                 Taxes, Withholding.  The Company or any affiliate shall have the right to deduct from any payout under the MIP any applicable federal, state or local taxes or other amounts required by applicable law, rule, or regulation to be withheld with respect to such payment.

5.4                Plan Administration; Effectiveness for any Fiscal Year.  With respect to those Participants that are executive officers of the Company, the MIP shall be administered by or under the authority of the Committee which shall have the full discretionary power to administer and interpret this MIP and to establish rules for its administration.  With respect to those Participants that are not executive officers of the Company, the MIP shall be administered by or under the authority of the Company’s Chief Executive Officer who shall have the full discretionary power to administer and interpret this MIP and to establish rules for its administration.

5.5                 Reservation of Rights; Governing Law; Contract Disclaimer.  The Company reserves the right to amend or cancel the MIP in whole or in part at any time without notice.  There can be no guaranty that the MIP will be in effect in any subsequent fiscal year.  The Company also reserves the right to decide all questions and issues arising under the MIP and its decisions are final.  The MIP shall be construed in accordance with and governed by the laws of the State of Texas.  The MIP is a statement of the Company’s intentions and does not constitute a guarantee that any particular MIP payment amount will be paid.  The MIP does not create a contractual relationship or any contractually enforceable rights between the Company or its wholly-owned subsidiaries and the Participant.